UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) August 29, 2005

GFR PHARMACEUTICALS INC.
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-27959 (Commission File Number)	77-0517964 (I.R.S. Employer Identification No.)

Suite 11405 - 201A Street, Maple Ridge, British Columbia (Address of principal executive offices)	(604) 460-8440 (Registrant’s telephone number, including area code)	V2X 0Y3 (Zip Code)

Not applicable
(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01.  Entry into a Material Definitive Agreement.

On August 12, 2005, GFR Pharmaceuticals Inc. (“GFRP”) signed a Letter of Intent (the “LOI”) with Harbin Yinhai Technology Development Company Ltd. (“Yinhai”) and Richard Pierce, the president of GFR Pharmaceuticals Inc.

Among other terms discussed below, the LOI also provided that the parties would enter into a plan of exchange to give effect to the share exchange between the shareholders of Yinhai and GFRP. On August 29, 2005, GFRP and Yinhai signed the plan of exchange (the “Plan of Exchange”).

Pursuant to the terms of the LOI and the Plan of Exchange, the parties agreed that GFRP would acquire a 95% interest in Yinhai by issuing 20 million restricted common shares to the shareholders of Yinhai in exchange for their shares in Yinhai. The 20 million shares of common stock will be restricted pursuant to Regulation S under the Securities Act of 1933, and, after issuance, will represent approximately 95% of GFRP’s then outstanding shares of common stock.

The exchange of shares is subject to the following conditions:

1.	Yinhai will nominate someone to be appointed to the board of directors of GFRP.
2.	Yinhai will obtain shareholder approval for the transactions, if necessary.
3.	The Board of Directors of both GFRP and Yinhai will approve the transactions.
4.	Both parties will have conducted and completed its own due diligence to their satisfaction.
5.	GFRP will eliminate all of its material liabilities.
6.	Richard Pierce will sell 200,000 shares of common stock to Yinhai or its nominee for the purchase price of $550,000 (offset by amounts paid to GFRP for the Subsidiaries and assignment of GFRP debt).
7.
All of the shares of both GFR Pharma, Inc. and GFR Health, Inc. (collectively, the “Subsidiaries”) will be sold to Richard Pierce or his nominee for a purchase price to be negotiated between the parties.

8.	All of the debt owed by the Subsidiaries to GFRP will be assigned to Richard Pierce or his nominee for an amount of consideration to be negotiated by the parties.
9.	Effective on closing, Richard Pierce will resign as a director and officer of GFRP.
10.	GFRP will file Articles of Exchange with the Nevada Secretary of State.

All of these conditions are currently in the process of being satisfied or are being negotiated between the parties. The transactions contemplated in the LOI and the Plan of Exchange are anticipated to be closed within 45 days of the signing of the Plan of Exchange.

GFRP currently has 1,079,940 shares of common stock issued and outstanding, which are quoted on the OTCBB under the symbol “GFRP”. As a result of the transactions contemplated by the LOI and the Plan of Exchange, there will be a change in control of GFRP.

See Exhibit 10.1 - Letter of Intent and Exhibit 10.2 - Plan of Exchange attached to this Current Report for more details.

Item 7.01. Regulation FD Disclosure.

Limitation on Incorporation by Reference: In accordance with general instruction B.2 of Form 8-K, the information in this report, including Exhibit 10.1, is furnished under Item 9 and pursuant to Regulation FD, and will not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as will be expressly set forth by specific reference in such filing. This report will not be deemed a determination or an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

The information contained in Exhibits 10.1 and 10.2 are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Letter of Intent dated August 12, 2005 among GFR Pharmaceuticals Inc., Harbin Yinhai Technology Development Company Ltd., and Richard Pierce	Included
10.2	Plan of Exchange dated August 25, 2005 between GFR Pharmaceuticals Inc. and Harbin Yinhai Technology Development Company Ltd.	Included

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, GFR Pharmaceuticals Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

GFR PHARMACEUTICALS INC.

Date: August 29, 2005	By:	/s/ Richard Pierce
Richard Pierce President

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